UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 7, 2008

INTERSTATE BAKERIES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-11165	43-1470322
(Commission File Number)	(IRS Employer Identification No.)

12 East Armour Boulevard
Kansas City, Missouri	64111
(Address of Principal Executive Offices)	(Zip Code)

(816) 502-4000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.     Material Impairments.

On March 7, 2008, Interstate Bakeries Corporation (the “Company”) issued a press release announcing that the Company asked the United States Bankruptcy Court for the Western District of Missouri (the “Bankruptcy Court”) to continue the confirmation hearing on its plan of reorganization, currently scheduled for March 12, 2008, to April 23, 2008.  The Bankruptcy Court has granted this continuance of the confirmation hearing and, as a consequence thereof, the Company expects its Exit Facility Commitment Letter dated October 18, 2007 (the “Commitment Letter”) from Silver Point Finance, L.L.C. (“Silver Point”) for exit financing of up to $400 million to expire on March 14, 2008 in accordance with its terms.  Copies of the Commitment Letter and the related fee letter were filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on October 22, 2007.

In connection with securing the Commitment Letter from Silver Point, the Company incurred debt fees totaling approximately $5.3 million.  These debt fees were deferred and included in other assets in the Company’s balance sheet to be amortized as interest expense over the term of the financing contemplated in the Commitment Letter.  However, as noted above, because the Company now expects the Commitment Letter to expire in accordance with its terms, the Company determined on March 7, 2008, that the value of such asset had been impaired.  Therefore, the Company expects to take a pre-tax charge of approximately $5.3 million to write off the value of the asset related to the debt fees in the Company’s third fiscal quarter.  The Company does not expect that the charge will result in any future cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2008	INTERSTATE BAKERIES
CORPORATION

	By:	/s/ J. Randall Vance
J. Randall Vance
Senior Vice President, Chief
Financial Officer and Treasurer